SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                          POINTE FINANCIAL CORPORATION
                          ----------------------------
                                (Name of Issuer)

                          Common Stock, par value $0.01
                          -----------------------------
                         (Title of Class of Securities)

                                    73084P100
                                    ---------
                                 (CUSIP Number)

                                January 21, 2004
                                ----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ] Rule 13d-1(b)

          [ ] Rule 13d-1(c)

          [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

---------------------------                           --------------------------
CUSIP No. 73084P100                                   Page   2
---------------------------                           --------------------------

---------- -------------------------------------------------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Morris Massry
---------- -------------------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                              [ ] (a)

                                                                                                                         [X] (b)
---------- -------------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
------------------------------------- -------- -------------------------------------------------------------------------------------

             NUMBER OF                   5     SOLE VOTING POWER        224,072
               SHARES                 -------- -------------------------------------------------------------------------------------
            BENEFICIALLY                 6     SHARED VOTING POWER      None
              OWNED BY                -------- -------------------------------------------------------------------------------------
                EACH                     7     SOLE DISPOSITIVE POWER   224,072
             REPORTING                -------- -------------------------------------------------------------------------------------
            PERSON WITH                  8     SHARED DISPOSITIVE POWER  None

---------- -------------------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                224,072
---------- -------------------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

---------- -------------------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               9.92%
---------- -------------------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON

               IN
---------- -------------------------------------------------------------------------------------------------------------------------

Items 2(b) of the filing on Schedule 13G are amended to reflect a change in the address of the reporting person. In accord with regulation of the Securities and Exchange Commission, Item 2(b) is hereby amended and restated in its entirety to read as follows:

Item 2(b). Address of Principal Business Office or, if None, Residence:

         255 Washington Avenue Extension, Albany, NY 12205

Item 4 of the filing on Schedule 13G is amended to reflect a change in the number and percentage ownership of the subject securities held by the reporting person. In accord with SEC regulation, Item 4 is hereby amended and restated in its entirety to read as follows:

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned: 224,072

          (b)  Percent of class: 9.92

          (c)  Number of shares as to which the person has:

               (i)  Sole power to vote or to direct the vote: 224,072

               (ii) Shared power to vote or to direct the vote: none

               (iii) Sole power to dispose or to direct the disposition
                     of: 224,072

               (iv) Shared power to dispose or to direct the disposition
                    of: none

Instruction. For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           January 22, 2004
                                           ----------------------
                                           Date


                                           /s/ R. Carl Palmer, Jr.,
                                           ------------------------
                                            by Power of Attorney